USActive 60304578.3 ALTI GLOBAL, INC. CERTIFICATE OF DESIGNATIONS OF SERIES C CUMULATIVE CONVERTIBLE PREFERRED STOCK Pursuant to Section 151 of the Delaware General Corporation Law (as amended, supplemented or restated from time to time, the “DGCL”), AlTi Global, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 103 of the DGCL, does hereby certify: That, Article Fourth of the Certificate of Incorporation of the Corporation (as amended, the “Certificate of Incorporation”) provides that the total number of shares of stock which the Corporation shall have the authority to issue shall include ten million (10,000,000) shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”), and that Article Fourth Section B of the Certificate of Incorporation authorizes the Board of Directors of the Corporation (the “Board”), by resolution thereof, to provide from time to time out of the unissued shares of Preferred Stock, one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the powers (including voting powers), if any, of the shares of such series and the preferences and relative, participating, optional, special and other rights, if any, and the qualifications, limitations and restrictions, if any, of the shares of such series. That, pursuant to the authority conferred on the Board by the Certificate of Incorporation, the Board duly adopted the following resolution, effective February 19, 2024, designating a new series of Preferred Stock titled “Series C Cumulative Convertible Preferred Stock”: RESOLVED, that pursuant to authority expressly granted to and vested in the Board and pursuant to the provisions of the Certificate of Incorporation and the provisions of Section 151 of the DGCL, the Board hereby authorizes and creates a series of preferred stock, herein designated as the Series C Cumulative Convertible Preferred Stock, par value $0.0001 per share, which shall consist of one hundred fifty thousand (150,000) of the ten million (10,000,000) shares of preferred stock which the Corporation now has authority to issue, and the Board hereby fixes the powers and preferences and the relative, participating, optional, special and other rights, if any, and the qualifications, limitations and restrictions, if any, of the Series C Cumulative Convertible Preferred Stock as follows: Section 1. Definitions. For the purposes hereof, the following terms shall have the following meanings: “Accumulated Stated Value” has the meaning set forth in Section 4(a). “Additional Shares” has the meaning set forth in Section 8(b). “Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose,

-2- USActive 60304578.3 “control” (including, with its correlative meanings, “controlling,” “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. For clarity, for purposes of this Certificate of Designations, (a) an investment fund, vehicle or account shall be deemed to be an “Affiliate” of all other investment funds, vehicles and accounts under common management, directly or indirectly, with a Person and (b) the Corporation and its Subsidiaries shall not be deemed to be Affiliates of a Holder or any of its Affiliates. “Agreed Series C Voting Limitation” has the meaning set forth in Section 5(a). “Aggregation Parties” has the meaning set forth in Section 5(a). “Allianz” means Allianz Strategic Investments S.À.R.L. and its Affiliates. “Beneficial Ownership”, “Beneficially Own” and similar terms mean “beneficial owner” as determined within the meaning of Rules 13d-3 and 13d-5 of the Exchange Act or any successor provision thereto. For purposes of this Certificate of Designations, the number of shares of Class A Common Stock beneficially owned by a Holder and its Affiliates shall include the number of shares of Class A Common Stock issuable upon conversion of the Series C Preferred Stock to the Holder and its Affiliates. “Board” has the meaning set forth in the Preamble hereof. “Business Day” means any day on which the Class A Common Stock may trade on a Trading Market, or, if not admitted for trading, any day other than a Saturday, Sunday or holiday on which banks in New York City are required or permitted to be closed. “Bylaws” means the Amended and Restated Bylaws of the Corporation, effective April 19, 2023, as amended. “Capital Stock” means (a) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated) of capital or capital stock of such Person and (b) with respect to any Person that is not a corporation, any and all partnership, limited partnership, limited liability company or other equity interests of such Person. “Cash Conversion” has the meaning set forth in Section 7(b). “Certificate of Designations” means this Certificate of Designations of Series C Cumulative Convertible Preferred Stock. “Certificate of Incorporation” has the meaning set forth in the Preamble hereof. “Change of Control” means the occurrence of an event specified in clause (a) or (b) of the definition of Fundamental Change (after giving effect to the proviso applicable to clause (b)(ii) of the definition thereof but not giving effect to the proviso immediately following clause (d) of the definition thereof).

-3- USActive 60304578.3 “Change of Control Consideration” has the meaning set forth in Section 11(b). “Change of Control Election” has the meaning set forth in Section 11(a). “Change of Control Effective Date” has the meaning set forth in Section 11(a). “Change of Control Notice” has the meaning set forth in Section 11(b). “Charter Amendment” means an amendment to the Corporation’s Certificate of Incorporation, to authorize and designate a new class of non-voting common stock titled “Class C Non-Voting Common Stock”, to be proposed to be adopted by the stockholders of the Corporation after the Original Issue Date. “Class A Common Stock” means the Corporation’s Class A Common Stock, par value $0.0001 per share. “Class B Common Stock” means the Corporation’s Class B Common Stock, par value $0.0001 per share. “Closing Price” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Class A Common Stock is then listed or quoted on a Trading Market, the last reported trade price per share of Class A Common Stock on such date on the Trading Market (as reported by Bloomberg L.P. at 4:15 p.m. (New York City time)); (b) if the Class A Common Stock is not then listed or quoted on a Trading Market and if prices for the Class A Common Stock are then reported in the “OTC Markets Pink Sheets” published by OTC Markets (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Class A Common Stock so reported; or (c) if the Class A Common Stock is not so reported, the “Closing Price” shall be the average of the mid-point of the last bid and ask prices per share for the Class A Common Stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by the Corporation for this purpose. “Code” means the U.S. Internal Revenue Code of 1986, as amended. “Common Stock” means the Class A Common Stock, the Class B Common Stock, the Non-Voting Class C Common Stock and any other class of common stock of the Corporation. “Common Stock Liquidity Conditions” with respect to a Corporation Redemption will be satisfied if: (a) the offer and sale of such share of Class A Common Stock by a Holder upon receipt of such Class A Common Stock is registered pursuant to an effective registration statement under the Securities Act and such registration statement is reasonably expected by the Corporation to remain effective and usable by the Holder to sell such share of Class A Common Stock, continuously during the period from, and including, the date such share of Class A Common Stock is issued to such Holder pursuant to the exercise of the Share Settlement Option, to, and including, the thirtieth (30th) calendar day thereafter; provided, however, that each Holder will supply all information reasonably requested by the Corporation for inclusion, and required to be included, in any registration statement or prospectus supplement related to the resale of the Class A Common Stock; (b) each share of Class A Common Stock referred to in clause (a) above (i) will, when

-4- USActive 60304578.3 issued (or, when sold or otherwise transferred pursuant to the registration statement referred to above) (1) be admitted for book-entry settlement through the DTC with an “unrestricted” CUSIP number; and (2) not be represented by any Certificate that bears a legend referring to transfer restrictions under the Securities Act or other securities laws; and (ii) will, when issued, be listed and admitted for trading, without suspension or material limitation on trading, on a National Securities Exchange; and (c) (i) the Corporation has not received any written threat or notice of delisting or suspension by the applicable exchange referred to in clause (b)(ii) above with a reasonable prospect of delisting, after giving effect to all applicable notice and appeal periods; and (ii) no such delisting or suspension is reasonably expected to occur or is pending based on the Corporation falling below the minimum listing maintenance requirements of such exchange. “Compounded Dividends” has the meaning set forth in Section 4(b). “Conversion Date” has the meaning set forth in Section 7(a). “Conversion Election Date” means the date upon which the Holder of Series C Preferred Stock’s right to convert its shares pursuant to Section 7 terminates in connection with a Corporation Redemption, which date shall be no earlier than two Business Days prior to the Corporation Redemption Date. “Corporation” has the meaning set forth in the Preamble hereof. “Corporation Redemption” has the meaning set forth in Section 9(b). “Corporation Redemption Date” has the meaning set forth in Section 9(b). “Corporation Redemption Notice” has the meaning set forth in Section 9(b). “Corporation Redemption Price” means, as of any date of redemption, (x) in the case of a Fundamental Change Redemption, the greater of (a) the Accumulated Stated Value and (b) the payment that a Holder of shares of Series C Preferred Stock would have received had such Holder, immediately prior to such redemption, converted such shares of Series C Preferred Stock then held by such Holder into shares of Class A Common Stock at the applicable Optional Conversion Price then in effect in accordance with Section 7 and 8, and (y) in the case of a Corporation Redemption, the greater of (a) the Optional Redemption Price and (b) the payment that a Holder of Shares of Series C Preferred Stock would have received had such Holder, immediately prior to such redemption, converted such shares of Series C Preferred Stock then held by such Holder into shares of Class A Common Stock at the applicable Optional Conversion Price then in effect in accordance with Section 7 and 8. “DGCL” has the meaning set forth in the Preamble hereof. “Dividends” has the meaning set forth in Section 4(a). “Dividend Payment Date” means June 30 and December 31 of each year (except that if such date is not a Trading Day, the payment date shall be the next succeeding Trading Day). “Dividend Rate” has the meaning set forth in Section 4(a).

-5- USActive 60304578.3 “DTC” has the meaning set forth in Section 7(a)(ii). “Event Effective Date” has the meaning set forth in Section 8(b). “Exchange Act” means the Securities Exchange Act of 1934, as amended. “Ex-Dividend Date” means, with respect to an issuance, dividend or distribution on the Class A Common Stock, the first date on which shares of Class A Common Stock trade on the applicable Trading Market, regular way, without the right to receive such issuance, dividend or distribution (including pursuant to due bills or similar arrangements required by the relevant stock exchange). “Expiration Date” has the meaning set forth in Section 8(a)(iv). “Fundamental Change” shall be deemed to have occurred when any of the following has occurred: (a) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than the Corporation, its Wholly-owned Subsidiaries and the employee benefit plans of the Corporation and its Wholly-owned Subsidiaries, files a Schedule TO or any schedule, form or report under the Exchange Act that discloses that such person or group has become the direct or indirect Beneficial Owner of the Common Stock representing more than 50% of the voting power of the Common Stock; (b) the consummation of (i) any recapitalization, reorganization, reclassification or change of all of the Common Stock (other than changes resulting from a subdivision or combination) as a result of which all of the Common Stock is converted into, or exchanged for, stock, other securities, other property or assets; (ii) any share exchange, consolidation or merger of the Corporation or similar transaction pursuant to which all of the Common Stock will be converted into cash, securities or other assets; or (iii) any sale, lease, conveyance or other transfer or disposition in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Corporation and its Subsidiaries, taken as a whole, to any person or group other than any of the Corporation’s Wholly-owned Subsidiaries; provided, however, that a transaction described in clause (ii) in which the holders of all classes of the Corporation’s Common Stock immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of common stock of the continuing or surviving corporation or transferee or the parent thereof immediately after such transaction in substantially the same proportions as such ownership immediately prior to such transaction shall not be a Fundamental Change pursuant to this clause (b); (c) the stockholders of the Corporation approve any plan or proposal for the liquidation or dissolution of the Corporation; or (d) the Class A Common Stock (or other common stock underlying the Series C Preferred Stock) ceases to be listed or quoted on any of the New York Stock Exchange, The Nasdaq Global Select Market or The Nasdaq Global Market (or any of their respective successors);

-6- USActive 60304578.3 provided, however, that a transaction or transactions described in clause (a) or clause (b) above shall not constitute a Fundamental Change, if at least 90% of the consideration received or to be received by the common stockholders of the Corporation, excluding cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights, in connection with such transaction or transactions consists of shares of common stock that are listed or quoted on any of the New York Stock Exchange, The Nasdaq Global Select Market or The Nasdaq Global Market (or any of their respective successors) or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions and as a result of such transaction or transactions the Series C Preferred Stock become convertible into such consideration, excluding cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights. If any transaction occurs in which the Class A Common Stock is replaced by the securities of another entity, following completion of any related Make-Whole Fundamental Change Period (or, in the case of a transaction that would have been a Fundamental Change or a Make-Whole Fundamental Change but for the proviso immediately following clause (d) of this definition, following the effective date of such transaction) references to the Corporation in this definition shall instead be references to such other entity. “Fundamental Change Redemption” shall have the meaning specified in Section 9(a). “Fundamental Change Redemption Date” shall have the meaning specified in Section 9(d). “Fundamental Change Redemption Notice” shall have the meaning specified in Section 9(a). “Governmental Approval” means any authorization, consent, approval, license, exemption, registration or filing with, or report or notice to any government, court, regulatory or administrative agency, commission, arbitrator or authority or other legislative, executive or judicial governmental official or entity (in each case including any self-regulatory organization), whether federal, state or local, domestic, foreign or multinational. “Hedge” has the meaning set forth in Section 11(a). “Holder” means a Person in whose name the shares of the Series C Preferred Stock are registered, which Person shall be treated by the Corporation as the absolute owner of the shares of Series C Preferred Stock for the purpose of making payment and settling conversions and for all other purposes; provided, that, to the fullest extent permitted by law, no Person that has received by transfer shares of Series C Preferred Stock in violation of this Certificate of Designations or any other agreement to which the Corporation is a party and by which the Holder is bound, including but not limited to the Investor Rights Agreement, shall be a Holder, and the Corporation shall not recognize any such Person as a Holder, and the Person in whose name the shares of the Series C Preferred Stock were registered immediately prior to such transfer shall remain the Holder of such shares.

-7- USActive 60304578.3 “Investment Agreement” means the Investment Agreement dated as of February 22, 2024 by and between the Corporation and CWC AlTi Investor LLC, as it may be amended or modified from time to time. “Investor Rights Agreement” means the Investor Rights Agreement dated as of March 27, 2024 by and between the Corporation and CWC AlTi Investor LLC, as it may be amended or modified from time to time. “IRS” means the United States Internal Revenue Service. “Junior Securities” means Capital Stock of the Corporation that, with respect to dividends and distributions upon Liquidation, ranks junior to the Series C Preferred Stock, including but not limited to Class A Common Stock, Class B Common Stock, Non-Voting Class C Common Stock, Series B Participating Convertible Preferred Stock and any other class or series of Capital Stock issued by the Corporation or any Subsidiary of the Corporation as of the Original Issue Date. “Liquidation” means the voluntary or involuntary liquidation, dissolution or winding up of the Corporation; provided, however, that a Change of Control, consolidation, merger or share exchange which does not involve a substantial distribution by the Corporation of cash or other property to the holders of Class A Common Stock shall not be deemed a Liquidation. “Liquidation Preference” has the meaning set forth in Section 6. “Majority of the Series C Preferred Stock” means more than fifty (50%) percent of the then-outstanding shares of the Series C Preferred Stock. “Make-Whole Fundamental Change” means any transaction or event that constitutes a Fundamental Change, after giving effect to any exceptions to or exclusions from the definition thereof, but without regard to the proviso in clause (b) of the definition thereof. “Make-Whole Fundamental Change Period” has the meaning set forth in Section 8(b). “Nasdaq” means the Nasdaq Stock Market LLC. “National Securities Exchange” means the New York Stock Exchange, the Nasdaq or another U.S. national securities exchange registered with the SEC or other internationally recognized stock exchange in Canada, the United Kingdom or the European Union. “Non-Voting Class C Common Stock” means, once authorized and issued in accordance with the Charter Amendment, the Corporation’s Class C Non-Voting Common Stock, par value $0.0001 per share. “Notice of Conversion” has the meaning set forth in Section 7(b). “Optional Conversion Price” means $8.70, as it may be adjusted from time to time pursuant to Section 8.

-8- USActive 60304578.3 “Optional Redemption Price” means with respect to any share of Series C Preferred Stock, (x) from the third anniversary of the Original Issue Date until the day before the fourth anniversary of the Original Issue Date, 103% of the Accumulated Stated Value of such share, (y) from the fourth anniversary of the Original Issue Date until the day before the fifth anniversary of the Original Issue Date, 102% of the Accumulated Stated Value of such share, and (z) from and after the fifth anniversary of the Original Issue Date, 100% of the Accumulated Stated Value of such share. “Original Issue Date” shall mean the date on which the first share of Series C Preferred Stock is issued. “Parity Securities” means Capital Stock of the Corporation that, with respect to dividends and distributions upon Liquidation, ranks on a parity basis with the Series C Preferred Stock, including the Series A Preferred Stock. “Person” means a corporation, an association, a partnership, a limited liability company, a business association, an individual, a government or political subdivision thereof or a governmental agency. “Preferred Stock” has the meaning set forth in the Preamble hereof. “Preferred Stock Lockup Period” has the meaning set forth in Section 10(a). “Publicly Traded Shares” means equity securities listed on a National Securities Exchange. “Put Right” has the meaning set forth in Section 9(c). “Put Price” has the meaning set forth in Section 9(c). “Put Notice” has the meaning set forth in Section 9(f). “Put Payment Date” has the meaning set forth in Section 9(f). “Redemption Date” has the meaning set forth in Section 9(d). “Regulatory Laws” means any laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or lessening of competition through merger or acquisition or restraint of trade, that restrict acquisition or disposition of any controlling interest or that affect foreign investment, outbound investment, foreign exchange, national security or national interest of any jurisdiction. “Reorganization Event” has the meaning set forth in Section 8(a)(v). “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

-9- USActive 60304578.3 “Senior Securities” means Capital Stock of the Corporation that, with respect to dividends and distributions upon Liquidation, ranks senior to the Series C Preferred Stock. “Series A Preferred Stock” means the series of non-voting preferred stock created and designated as the Corporation’s Series A Cumulative Convertible Preferred Stock. “Series B Preferred Stock” means the series of non-voting preferred stock created and designated as the Corporation’s Series B Participating Convertible Preferred Stock, which, following the Charter Amendment, shall be convertible into an equivalent number of shares of Non-Voting Class C Common Stock. “Series C Preferred Stock” shall have the meaning set forth in Section 2. “Share Settlement Option” has the meaning set forth in Section 9(g). “Spin-Off” has the meaning set forth in Section 8(a)(iii). “Stated Value” is an amount equal to one thousand dollars ($1,000) per share of Series C Preferred Stock. “Stock Price” has the meaning set forth in Section 8(b). “Subsidiary” means any corporation at least fifty (50%) percent of whose outstanding voting stock or equity shall at the time be owned directly or indirectly by the Corporation or by one or more Subsidiaries. “Trading Day” means a day on which the Class A Common Stock is traded on a Trading Market. “Trading Market” means the principal U.S. national securities exchange (as defined in the Exchange Act) on which the Class A Common Stock is then listed or quoted for trading on the date in question, including, without limitation, Nasdaq, NYSE/Euronext, BATS, or if such Class A Common Stock is not listed or quoted on any of the foregoing, then the OTCBB, OTCQB or such other over the counter market in which such Class A Common Stock is principally traded. “Valuation Period” has the meaning set forth in Section 8(a)(iii). “Voting Cap” has the meaning set forth in Section 5(a). “VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Class A Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Class A Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Class A Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. New York City time to 4:00 p.m. New York City time); (b) if the Class A Common Stock is not then listed or quoted on a Trading Market and if prices for the Class A Common Stock are then reported in the “OTC Markets Pink Sheets” published by OTC Markets (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Class A

-10- USActive 60304578.3 Common Stock so reported; or (c) in all other cases, the fair market value of a share of Class A Common Stock as reasonably determined in good faith by the Corporation’s Board. “Warrants” means the warrants issued pursuant to the Investment Agreement to one or more Holders. Section 2. Designation and Number of Shares. The series of preferred stock created hereby shall be designated as the Corporation’s Series C Cumulative Convertible Preferred Stock (the “Series C Preferred Stock”) and the number of authorized shares so designated and constituting the Series C Preferred Stock shall be one hundred fifty thousand (150,000)) shares, which number may be increased or decreased (but not below the number of shares of Series C Preferred Stock then outstanding) by further resolution duly adopted by the Board. Section 3. Ranking. The Series C Preferred Stock will rank, with respect to dividends and distributions upon Liquidation: (a) on a parity basis with all Parity Securities; (b) junior to all Senior Securities; and (c) senior to all Junior Securities. Section 4. Dividends. (a) Dividends. From and after the Original Issue Date of the Series C Preferred Stock, the Board shall declare cumulative dividends (“Dividends”) on the shares of Series C Preferred Stock out of the assets or funds of the Corporation legally available therefor; provided, that Dividends on each such share of Series C Preferred Stock shall accrue whether or not there are funds legally available for the payment of dividends and whether or not declared by the Board, on a daily basis in arrears at a rate of nine and seventy-five hundredths percent (9.75%) per annum (as adjusted pursuant to Section 4(c) below) (the “Dividend Rate”) on the sum of (i) the Stated Value thereof plus, (ii) once compounded, any Compounded Dividends thereon, if any (the Stated Value plus accumulated Compounded Dividends and any accrued but unpaid Dividends through any date of determination, including without limitation any Optional Redemption Date, Put Payment Date, Conversion Date, date of Liquidation or date of Change of Control, the “Accumulated Stated Value”). Dividends will be payable to Holders of record as they appear in the shareholder records of the Corporation as of the end of the Trading Day immediately preceding the applicable record date designated by the Board for the payment of Dividends, which such date shall be not more than thirty (30) or fewer than ten (10) days prior to the applicable Dividend Payment Date. (b) Form of Dividends. All Dividends shall be paid, semi-annually pursuant to Section 4(a) on the applicable Dividend Payment Date, at the option of the Corporation either (x) by compounding and adding such dividend amount to the then current Accumulated Stated Value (“Compounded Dividends”) or (y) in cash. In the event that the Company does not elect by notice to the Holders of an election to pay a Dividend in cash by the June 1 or December 1 immediately preceding the applicable Dividend Payment Date, the Company shall be deemed to have elected to pay the applicable Dividend in the form of Compounded Dividends. (c) Dividend Rate Adjustments. For so long as the Class A Common Stock is traded on a Trading Market, the Dividend Rate shall adjust annually as follows (subject also to Section 9(i)), based on the arithmetic average of the VWAPs for each of the Trading Days in the

-11- USActive 60304578.3 period commencing on the first Trading Day of the Corporation’s fiscal fourth quarter for the most recently completed fiscal year immediately preceding the Dividend Payment Date and ending on the last Trading Day of such fiscal quarter; provided, that in no event shall the Dividend Rate, as adjusted pursuant to this Section 4(c), exceed nine and seventy-five hundredths percent (9.75%) per annum. If the Class A Common Stock is not traded on a Trading Market, the Dividend Rate shall be nine and seventy-five hundredths percent (9.75%) per annum: Fiscal Fourth Quarter Average VWAP Adjusted Dividend Rate < $12.50 per share of Class A Common Stock 9.75% ≥ $12.50 < $15.00 per share of Class A Common Stock 9.0% ≥ $15.00 < $17.50 per share of Class A Common Stock 8.0% ≥ $17.50 < $22.50 per share of Class A Common Stock 7.0% ≥ $22.50 < $27.50 per share of Class A Common Stock 6.0% ≥ $27.50 per share of Class A Common Stock 5.0% (d) Dividend Calculations. Dividends on the Series C Preferred Stock shall accrue on the basis of a 360-day year, consisting of twelve (12), thirty (30) calendar day periods, and shall accrue daily commencing on the Original Issue Date, and shall be deemed to accrue from such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. (e) Dividends on the Common Stock. If the Corporation declares a dividend or makes a distribution of cash (or any other distribution treated as a dividend under Section 301 of the Code) on its Common Stock, each Holder of shares of Series C Preferred Stock shall be entitled to participate in such dividend or distribution and shall receive an amount equal to the amount payable in such dividend or distribution in respect of the largest number of whole shares of Class A Common Stock into which all shares of Series C Preferred Stock held of record by such Holder is convertible pursuant to Section 7 herein as of the record date for such dividend or distribution or, if there is no specified record date, as of the date of such dividend or distribution. Section 5. Voting Rights. (a) Each Holder of outstanding shares of Series C Preferred Stock shall be entitled to vote with holders of outstanding shares of Class A Common Stock and Class B Common Stock, voting together as a single class, with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration (whether at a meeting of stockholders of the Corporation, by written action of stockholders in lieu of a meeting or otherwise), except as provided by law. In any such vote, each Holder of shares of Series C

-12- USActive 60304578.3 Preferred Stock shall be entitled to a number of votes equal to the largest number of whole shares of Class A Common Stock into which all shares of Series C Preferred Stock held of record by such Holder is convertible pursuant to Section 7 herein as of the record date for such vote or written consent or, if there is no specified record date, as of the date of such vote or written consent, in each case (x) without regard to any limitations on conversion set forth in Section 7 and (y) based on the Stated Value of the Series C Preferred Stock as of the Original Issue Date; provided, that (i) for so long as Allianz owns shares of Series A Preferred Stock, the Holders of shares of Series C Preferred Stock issued pursuant to the Investment Agreement agree that the shares of Series C Preferred Stock acquired pursuant to the Investment Agreement shall be limited to a maximum of seven and one half percent (7.5%) of the aggregate voting power of the Common Stock at any time (the “Agreed Series C Preferred Voting Limitation”) and (ii) in no event shall any Holder, together with its Affiliates and any other Person whose Beneficial Ownership would be aggregated with the Holder’s Beneficial Ownership (collectively, the “Aggregation Parties”), account for more than nine and nine tenths percent (9.9%) of the aggregate voting power of the Common Stock at any time (the “Voting Cap”) to the extent that Beneficial Ownership of aggregate voting power in excess of the Voting Cap by such Aggregation Parties would require any filing or notice under any applicable Regulatory Laws that has not been made and, if so made, for which the expiration or termination of the applicable waiting period has not occurred. Each Holder of outstanding shares of Series C Preferred Stock shall be entitled to notice of all stockholder meetings (or requests for written consent) in accordance with the Corporation’s bylaws. (b) In addition, the consent of Holders owning at least a Majority of the Series C Preferred Stock, voting separately as a single class with one (1) vote per share of Series C Preferred Stock, in person or by proxy, either in writing without a meeting or at an annual or a special meeting of such Holders called for such purpose, shall be necessary to: (i) authorize, create or issue, or increase the number of authorized or issued shares of, or reclassify any security into, any Parity Securities or Senior Securities; or (ii) amend, alter or repeal any provision of this Certificate of Designations, the Certificate of Incorporation, or the Bylaws in a manner adverse to the rights, preferences or privileges of the Series C Preferred Stock. Section 6. Liquidation. In the event of any Liquidation, after payment or provision for payment by the Corporation of the debts and other liabilities of the Corporation, each Holder shall be entitled to receive, out of assets legally available therefor, before any distribution or payment out of the assets of the Corporation may be made to or set aside for the holders of any Junior Securities and pari passu with any Parity Securities then outstanding, an amount in cash for each share of then outstanding Series C Preferred Stock held by such Holder equal to the greater of (a) the Accumulated Stated Value per share (the “Liquidation Preference”) and (b) the amount the Holder would have received if the Holder had converted all outstanding shares of the Series C Preferred Stock into Class A Common Stock in accordance with the provisions of Section 7(a) hereof, without regard to any limitations on conversion set forth in Section 7, in each case as of the Business Day immediately preceding the date of such Liquidation, before any distribution shall be made to the holders of any Junior Securities upon or in connection with the Liquidation of the Corporation. In case the assets of the Corporation available for payment to the Holders are insufficient to pay the full outstanding shares of Series C Preferred Stock in the amounts to which

-13- USActive 60304578.3 the Holders of such shares are entitled pursuant to this Section 6, then the amounts distributed to the Holders of Series C Preferred Stock and to the holders of all Parity Securities shall be distributed ratably among the Holders of the Series C Preferred Stock and the holders of all Parity Securities, based upon the aggregate amount due on such shares upon Liquidation. Section 7. Conversion. (a) Conversions at Option of Holder. At any time following the earliest to occur of (i) the fifth (5th) anniversary of the Original Issue Date, (ii) the date the Corporation has issued a Corporation Redemption Notice, (iii) the date the Corporation has issued a Fundamental Change Redemption Notice and (iv) the commencement of a Make-Whole Fundamental Change Period, each share of Series C Preferred Stock outstanding shall be convertible at the election of the Holder thereof, and without the payment of additional consideration by the Holder thereof, into a number of shares of Class A Common Stock of the Corporation equal to the quotient of (x) the Accumulated Stated Value of the shares of Series C Preferred Stock to be converted, divided by (y) the current Optional Conversion Price. A Holder shall effect a conversion by providing the Corporation (whether via electronic mail or otherwise) a written conversion notice in the form attached hereto as Annex A (a “Notice of Conversion”) as fully and originally executed by the Holder, together with the delivery by the Holder to the Corporation of the stock certificate(s), if any, representing the number of shares of Series C Preferred Stock so converted with such stock certificates being duly endorsed in full for transfer to the Corporation or with an applicable stock power duly executed by the Holder in the manner and form as deemed reasonable by the transfer agent of the Class A Common Stock; provided, that in the event the Holder elects to convert pursuant to clause (iii) above, such Notice of Conversion must be received by the Corporation no later than the second Business Day immediately preceding the applicable Redemption Date. Any Notice of Conversion delivered by mail shall be conclusively presumed to have been duly given, whether or not the Corporation receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to the Corporation shall not affect the validity of the proceedings for the conversion of any other shares of Series C Preferred Stock. Each Notice of Conversion shall specify the number of shares of Series C Preferred Stock to be converted, the number of shares of Series C Preferred Stock owned prior to the conversion at issue, the number of shares of Series C Preferred Stock owned subsequent to the conversion at issue, the stock certificate number and the shares of Series C Preferred Stock represented thereby, if any, which are accompanying the Notice of Conversion, and the date on which such conversion is to be effected, which date may not be prior to three (3) Trading Days after the date the Holder delivers such Notice of Conversion and the applicable stock certificates, if any, to the Corporation (the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be three (3) Trading Days immediately following the date that such Notice of Conversion and applicable stock certificates, if any, are received by the Corporation. Upon delivery to a Holder of (x) a certificate evidencing the number of shares of Class A Common Stock set forth in the Notice of Conversion, (y) evidence of such conversion in book entry form through electronic delivery to the Holder’s account at the Depository Trust Company (“DTC”) or a similar organization or (z) a book entry credit on the direct registration system of the Corporation’s transfer agent, in each case where the legends set forth in Section 12(a)(i) below are affixed or recorded in any such book entry, except to the extent such shares of Class A Common Stock may be issued free of restrictive legends pursuant to Section 12(a)(ii) below, the Holder’s Series C Preferred Stock that were the subject of such conversion shall be automatically cancelled.

-14- USActive 60304578.3 (b) Cash Conversion. Notwithstanding the foregoing, in connection with any conversion of any shares of Series C Preferred Stock, the Corporation, at its sole discretion, may elect to deliver cash in lieu of all or a portion of the shares of Class A Common Stock deliverable upon such conversion (the “Cash Conversion”) in an amount equal to (i) the number of shares of Class A Common Stock that would be issuable upon conversion of the shares of Series C Preferred Stock subject to Cash Conversion multiplied by (ii) the arithmetic average of the VWAPs for each of the Trading Days in the period commencing twenty (20) Trading Days immediately preceding the date of the Notice of Conversion. The Cash Conversion amount shall be payable in cash by the Corporation in immediately available funds to the respective Holders of the Series C Preferred Stock on the Conversion Date. No later than two (2) Trading Days before the Conversion Date, the Corporation shall provide notice to the Holder of the amount, if any, of such conversion that the Corporation will settle by Cash Conversion. The Corporation may not elect Cash Conversion to the extent that payment of Cash Conversion amounts would be prohibited by applicable law or the terms of any agreement by which the Corporation is bound. (c) Mechanics; Effect of Conversion. (i) Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will reserve and keep available out of its authorized and unissued shares of Class A Common Stock solely for the purpose of issuance upon conversion of the Series C Preferred Stock, not less than such number of shares of the Class A Common Stock as shall be issuable (taking into account the adjustments and restrictions of Section 8) upon the conversion of all outstanding shares of Series C Preferred Stock. The Corporation covenants that all shares of Class A Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid, and nonassessable. (ii) Certificates Following Conversion. If physical certificates representing the Series C Preferred Stock are issued, the Corporation shall not be required to issue replacement certificates representing shares of Series C Preferred Stock on or after the Conversion Date applicable to such shares (except if any certificate for shares of Series C Preferred Stock shall be surrendered for partial conversion, the Corporation shall, upon request of a Holder, execute and deliver a new certificate for the shares of Series C Preferred Stock not converted). Section 8. Certain Adjustments. (a) General. The Optional Conversion Price will be subject to adjustment, without duplication, upon the occurrence of the following events, except that the Corporation shall not make any adjustment to the Optional Conversion Price to the extent the Series C Preferred Stock participates on an as-converted basis pursuant to Section 4(e) with respect to any dividend, distribution, issuance or other payment set forth in this Section 8 or if Holders of the Series C Preferred Stock otherwise participate, at the same time and upon the same terms as holders of Class A Common Stock and solely as a result of holding shares of Series C Preferred Stock, in any transaction described in this Section 8(a), without having to convert their Series C Preferred Stock, as if they held a number of shares of Class A Common Stock equal to the number of shares of Class A Common Stock into which the shares of Series C Preferred Stock held by such Holder are

-15- USActive 60304578.3 convertible pursuant to Section 7(b) or Section 7(c) (determined without regard to any of the limitations on convertibility contained therein): (i) The issuance of Class A Common Stock as a dividend or distribution to all or substantially all holders of Class A Common Stock, or a subdivision or combination of Class A Common Stock or a reclassification of Class A Common Stock into a greater or lesser number of shares of Class A Common Stock, in which event the Optional Conversion Price shall be adjusted based on the following formula: CP1 = CP0 × (OS0 / OS1) where: CP1 = the new Optional Conversion Price in effect immediately after the close of business on (i) the record date for such dividend or distribution, or (ii) the effective date of such subdivision, combination or reclassification; CP0 = the Optional Conversion Price in effect immediately prior to the close of business on (i) the record date for such dividend or distribution, or (ii) the effective date of such subdivision, combination or reclassification; OS0 = the number of shares of Class A Common Stock outstanding immediately prior to the close of business on (i) the record date for such dividend or distribution or (ii) the effective date of such subdivision, combination or reclassification, in each case without giving effect to such dividend, distribution, subdivision, combination or reclassification, as applicable; and OS1 = the number of shares of Class A Common Stock that would be outstanding immediately after, and solely as a result of, the completion of such dividend, distribution, subdivision, combination or reclassification, as applicable. Any adjustment made pursuant to this Section 8(a)(i) shall be effective immediately after the close of business on the record date for such dividend or distribution, or on the effective date of such subdivision, combination or reclassification. If any such event is announced or declared but does not occur, the Optional Conversion Price shall be readjusted, effective as of the date the Board irrevocably announces that such event shall not occur, to the Optional Conversion Price that would then be in effect if such event had not been declared. (ii) The dividend, distribution or other issuance to all or substantially all holders of Class A Common Stock of rights (other than rights, options or warrants distributed in connection with a stockholder rights plan), options or warrants (including convertible securities) entitling them to subscribe for or purchase shares of Class A Common Stock at a price per share that is less than the Closing Price as of the Trading Day immediately preceding the Ex-Dividend Date for such issuance, in which event the Optional Conversion Price shall be adjusted based on the following formula: CP1 = CP0 × [(OS0 + X) / (OS0 + Y)]

-16- USActive 60304578.3 where: CP1 = the new Optional Conversion Price in effect immediately after the close of business on the record date for such dividend, distribution or issuance; CP0 = the Optional Conversion Price in effect immediately prior to the close of business on the record date for such dividend, distribution or issuance; OS0 = the number of shares of Class A Common Stock outstanding immediately prior to the close of business on the record date for such dividend, distribution or issuance; X = the number of shares of Class A Common Stock equal to the aggregate price payable to exercise such rights, options or warrants divided by the Closing Price as of the Trading Day immediately preceding the Ex-Dividend Date for such dividend, distribution or issuance; and Y = the total number of shares of Class A Common Stock issuable pursuant to such rights, options or warrants. For purposes of this Section 8(a)(ii), in determining whether any rights, options or warrants entitle the holders to purchase the Class A Common Stock at a price per share that is less than the Closing Price as of the Trading Day immediately preceding the Ex-Dividend Date for such dividend, distribution or issuance, there shall be taken into account any consideration the Corporation receives for such rights, options or warrants, and any amount payable on exercise thereof, with the value of such consideration, if other than cash, to be the fair market value thereof, as reasonably determined in good faith by the Board. Any adjustment made pursuant to this clause (ii) shall become effective immediately following the close of business on the record date for such dividend, distribution or issuance. In the event that such rights, options or warrants are not so issued, the Optional Conversion Price shall be readjusted, effective as of the date the Board publicly announces its decision not to issue such rights, options or warrants, to the Optional Conversion Price that would then be in effect if such dividend, distribution or issuance had not been declared. To the extent that such rights, options or warrants are not exercised prior to their expiration or shares of Class A Common Stock are otherwise not delivered pursuant to such rights, options or warrants upon the exercise of such rights, options or warrants, the Optional Conversion Price shall be readjusted to the Optional Conversion Price that would then be in effect had the adjustments made upon the dividend, distribution or issuance of such rights, options or warrants been made on the basis of the delivery of only the number of shares of Class A Common Stock actually delivered. (iii) If the Corporation distributes shares of its Capital Stock, evidences of its indebtedness, other assets (including cash) or property of the Corporation or rights, options or warrants to acquire its Capital Stock or other securities to all or substantially all holders of Class A Common Stock, excluding: (A) dividends or distributions as to which adjustment is required to be effected pursuant to Section 8(a)(i) or (ii) above;

-17- USActive 60304578.3 (B) rights issued to all holders of the Class A Common Stock pursuant to a rights plan, where such rights are not presently exercisable, trade with the Class A Common Stock and the plan provides that the holders of shares of Series C Preferred Stock will receive such rights along with any Class A Common Stock received upon conversion of the Series C Preferred Stock; (C) dividends or distributions in which Series C Preferred Stock participates on an as-converted basis pursuant to Section 4(e); and (D) Spin-Offs described below in this clause (iii), then the Optional Conversion Price shall be decreased based on the following formula: CP1 = CP0 × SP0 – FMV SP0 where, CP1 = the Optional Conversion Price in effect immediately after the open of business on the Ex-Dividend Date for such distribution; CP0 = the Optional Conversion Price in effect immediately prior to the open of business on the Ex-Dividend Date for such distribution; SP0 = the average of the Closing Prices of the Class A Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Dividend Date for such distribution; and FMV = the fair market value (as determined by the Board in good faith) of the shares of Capital Stock, evidences of Indebtedness, securities, assets (including cash) or property distributed with respect to each outstanding share of the Class A Common Stock immediately prior to the open of business on the Ex-Dividend Date for such distribution. Any decrease made under the portion of this clause (iii) above shall become effective immediately after the open of business on the Ex-Dividend Date for such distribution. If such distribution is not so paid or made, the Optional Conversion Price shall be increased to be the Optional Conversion Price that would then be in effect if such distribution had not been declared. Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing decrease, each Holder of shares of Series C Preferred Stock shall receive at the same time and upon the same terms as holders of shares of Class A Common Stock without having to convert its Series C Preferred Stock, the amount and kind of the Capital Stock, evidences of the Corporation’s indebtedness, other assets (including

-18- USActive 60304578.3 cash) or property of the Corporation or rights, options or warrants to acquire its Capital Stock or other securities of the Corporation that such Holder would have received as if such Holder owned a number of shares of Class A Common Stock into which the share of Series C Preferred Stock was convertible at the Optional Conversion Price in effect on the Ex-Dividend Date for the distribution. If the Board of Directors determines the “FMV” (as defined above) of any distribution for purposes of this clause (d) by reference to the actual or when-issued trading market for any securities, it shall in doing so consider the prices in such market over the same period used in computing the Closing Prices of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Dividend Date for such distribution. With respect to an adjustment pursuant to this clause (iii) where there has been a payment of a dividend or other distribution on the Class A Common Stock in shares of Capital Stock of any class or series, or similar equity interests, of or relating to a Subsidiary or other business unit of the Corporation that will be, upon distribution, listed on a U.S. national or regional securities exchange (a “Spin-Off”), the Optional Conversion Price shall be decreased based on the following formula: CP1 = CP0 × MP0 FMV + MP0 where, CP1 = Optional Conversion Price in effect immediately after the end of the Valuation Period; CP0 = the Optional Conversion Price in effect immediately prior to the end of the Valuation Period; FMV = the average of the Closing Prices of the Equity Securities or similar equity interest distributed to holders of the Class A Common Stock applicable to one share of the Class A Common Stock (determined by reference to the definition of Closing Price as set forth as if references therein to Class A Common Stock were to such Capital Stock or similar equity interest) over the first 10 consecutive Trading Day period after, and including, the Ex-Dividend Date of the Spin-Off (the “Valuation Period”); and MP0 = the average of the Closing Prices of the Class A Common Stock over the Valuation Period. Any adjustment to the Optional Conversion Price under the preceding paragraph of this clause (iii) shall be made immediately after the close of business on the last Trading Day of the Valuation Period. If the Conversion Date for any share of Series C Preferred Stock to be converted occurs on or during the Valuation Period, then, notwithstanding anything to the contrary in this Certificate of Designations, the Corporation will, if necessary, delay the

-19- USActive 60304578.3 settlement of such conversion until the second (2nd) Business Day after the last Trading Day of the Valuation Period. Notwithstanding the foregoing, if the “FMV” (as defined above) is equal to or greater than the VWAP of the Class A Common Stock over the Valuation Period, in lieu of the foregoing decrease, each Holder of shares of Series C Preferred Stock shall receive at the same time and upon the same terms as holders of shares of Class A Common Stock without having to convert its shares of Series C Preferred Stock, the amount and kind of Capital Stock or similar equity interest that such Holder would have received as if such Holder owned a number of shares of Class A Common Stock into which the Series C Preferred Stock was convertible at the Optional Conversion Price in effect on the Ex-Dividend Date for the distribution. (iv) If the Corporation or any of its Subsidiaries makes a payment in respect of a tender offer or exchange offer for the Class A Common Stock, to the extent that the cash and value of any other consideration included in the payment per share of the Class A Common Stock exceeds the average of the Closing Prices of the Class A Common Stock over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the last date (the “Expiration Date”) on which tenders or exchanges may be made pursuant to such tender or exchange offer (as it may be amended), the Optional Conversion Price shall be decreased based on the following formula: CP1 = CP0 × SP1 × OS0 AC + ( SP1 × OS1 ) where, CP1 = the Optional Conversion Price in effect immediately after the close of business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the Expiration Date; CP0 = the Optional Conversion Price in effect immediately prior to the close of business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the Expiration Date; AC = the aggregate value of all cash and any other consideration (as determined by the Board in good faith) paid or payable for shares purchased or exchanged in such tender or exchange offer; SP1 = the average of the Closing Prices of the Class A Common Stock of over the ten (10) consecutive Trading Day period (the “Tender/Exchange Offer Valuation Period”) beginning on, and including, the Trading Day next succeeding the Expiration Date; OS1 = the number of shares of the Class A Common Stock outstanding immediately after the close of business on the Expiration Date (adjusted to give effect to the purchase or exchange of all shares accepted for purchase in such tender offer or exchange offer); and

-20- USActive 60304578.3 OS0 = the number of shares of the Class A Common Stock outstanding immediately prior to the Expiration Date (prior to giving effect to such tender offer or exchange offer). Provided, however, that the Optional Conversion Price will in no event be adjusted up pursuant to this Section 8(a)(iv). The adjustment to the Optional Conversion Price pursuant to this Section 8(a)(iv) will be calculated as of the close of business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the Expiration Date. If the Conversion Date for any share of Series A Preferred Stock to be converted occurs on or during the Expiration Date or during the Tender/Exchange Offer Valuation Period, then, notwithstanding anything to the contrary in this Certificate of Designations, the Corporation will, if necessary, delay the settlement of such conversion until the second (2nd) Business Day after the last Trading Day of the Tender/Exchange Offer Valuation Period. (v) If there shall occur any reclassification, statutory share exchange, reorganization, recapitalization, consolidation or merger involving the Corporation with or into another Person in which the Class A Common Stock (but not the Series C Preferred Stock) is converted into or exchanged for securities, cash or other property (excluding a merger solely for the purpose of changing the Corporation’s jurisdiction of incorporation) including a Fundamental Change (without limiting the rights of the Holders of Series C Preferred Stock with respect to any Fundamental Change) (a “Reorganization Event”), then, subject to Section 6 and, unless otherwise provided in Section 11, following any such Reorganization Event, each share of Series C Preferred Stock shall remain outstanding and be convertible into the number, kind and amount of securities, cash or other property which a Holder of such share of Series C Preferred Stock would have received in such Reorganization Event had such Holder converted its shares of Series C Preferred Stock into the applicable number of shares of Class A Common Stock immediately prior to the effective date of the Reorganization Event using the Optional Conversion Price applicable immediately prior to the effective date of the Reorganization Event; and, in such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions in this Section 8(a)(v) set forth with respect to the rights and interest thereafter of the holders of Series C Preferred Stock, to the end that the provisions set forth in this Section 8(a)(v) (including provisions with respect to changes in and other adjustments of the Optional Conversion Price) shall thereafter be applicable, as nearly as reasonably practicable, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series C Preferred Stock. Without limiting the Corporation’s obligations with respect to a Fundamental Change, the Corporation (or any successor) shall, no less than twenty (20) calendar days prior to the occurrence of any Reorganization Event, provide written notice to the holders of Series C Preferred Stock of the expected occurrence of such event and of the kind and amount of the cash, securities or other property that each share of Series C Preferred Stock is expected to be convertible into under this Section 8(a)(v). Failure to deliver such notice shall not affect the operation of this Section 8(a)(v). The Corporation shall not enter into any agreement for a transaction constituting a Reorganization Event unless, to the extent that the Corporation is not the surviving corporation in such Reorganization Event, or will be dissolved in connection with such Reorganization Event, proper provision shall be made in the agreements governing such Reorganization Event for the conversion of the Series C Preferred Stock

-21- USActive 60304578.3 into stock of the Person surviving such Reorganization Event or such other continuing entity in such Reorganization Event. (vi) To the extent that any stockholders’ rights plan adopted by the Corporation is in effect upon conversion of the shares of Series C Preferred Stock, the holders of shares of Series C Preferred Stock will receive, in addition to any Class A Common Stock due upon conversion, the appropriate number of rights, if any, under the applicable rights agreement (as the same may be amended from time to time). However, if, prior to any conversion, the rights have separated from the shares of the Class A Common Stock in accordance with the provisions of the applicable stockholders’ rights plan, the Optional Conversion Price will be adjusted at the time of separation as if the Corporation distributed to all holders of the Class A Common Stock, shares of Capital Stock, evidences of Indebtedness, securities, assets or property as described in clause (iii) above, subject to readjustment in the event of the expiration, termination or redemption of such rights. (b) Adjustment Upon Make-Whole Fundamental Change. (i) If (i) the Event Effective Date of a Make-Whole Fundamental Change occurs and a Holder of shares of Series C Preferred Stock elects to convert any or all of its shares of Series C Preferred Stock in connection with such Make-Whole Fundamental Change, the Corporation shall, in addition to the shares of Common Stock otherwise issuable upon conversion of such shares of Series C Preferred Stock, issue an additional number of shares of Common Stock (the “Additional Shares”) upon surrender of such shares of Series C Preferred Stock for conversion as described in this Section 8(b). A conversion of shares of Series C Preferred Stock shall be deemed for these purposes to be “in connection with” such Make-Whole Fundamental Change if the relevant Notice of Conversion is received by the Corporation during the period from the open of business on the Event Effective Date of the Make-Whole Fundamental Change to the date that is twenty (20) Trading Days following the Event Effective Date (or, in the case of a Make-Whole Fundamental Change that would have been a Fundamental Change but for the proviso in clause (b) of the definition thereof, the 35th Trading Day immediately following the Event Effective Date of such Make-Whole Fundamental Change) (such period, the “Make- Whole Fundamental Change Period”). (ii) The number of Additional Shares, if any, issuable in connection with a Make-Whole Fundamental Change shall be determined by reference to the table below, based on: (A) the date on which the Make-Whole Fundamental Change occurs or becomes effective (the “Event Effective Date”) and (B) the price paid (or deemed to be paid) per share of the Common Stock in the Make-Whole Fundamental Change, as described in the succeeding paragraph (the “Stock Price”). If the holders of the Common Stock receive only cash in a Make-Whole Fundamental Change described in clause (b) of the definition of Fundamental

Change, the Stock Price shall be the cash amount paid per share. Otherwise, the Stock Price shall be the average of the Closing Prices per share of the Class A Common Stock over the five Trading Day period ending on, and including, the Trading Day immediately preceding the Event Effective Date of the Make-Whole Fundamental Change. The Board shall make appropriate adjustments to the Stock Price, in its reasonable and good faith determination, to account for any adjustment to the Optional Conversion Price that becomes effective, or any event requiring an adjustment to the Optional Conversion Price where the Ex-Dividend Date, effective date or expiration date of the event occurs during such five Trading Day period.

(i) The Stock Prices set forth in the column headings of the table below shall be adjusted as of any date on which the Optional Conversion Price is otherwise adjusted. The adjusted Stock Prices shall equal (A) the Stock Prices applicable immediately prior to such adjustment, multiplied by (B) a fraction, the numerator of which is the Optional Conversion Price immediately prior to such adjustment giving rise to the Stock Price adjustment and the denominator of which is the Optional Conversion Price as so adjusted. The Additional Shares issuable upon conversion set forth in the table below shall be adjusted in the same manner and at the same time as the Optional Conversion Price as set forth in this Section 8(b).

(ii) The following table sets forth the number of Additional Shares issuable upon conversion of Series C Preferred Stock pursuant to this Section Section 8(b) for each Stock Price and Event Effective Date set forth below:

Year	5.82	6.00	6.25	7.25	8.70	10.50	12.50	15.00	20.00	30.00	50.00	100.00	200.00
0	56.8746	54.6383	51.7856	42.6814	33.7770	26.6352	21.4248	17.0773	11.8950	6.9520	3.1876	0.6764	0.0000
1	56.8746	52.7500	49.7504	40.3090	31.3195	24.3371	19.3928	15.3707	10.6845	6.2857	2.9342	0.6492	0.0000
2	56.8746	50.1017	46.8720	36.8897	27.7460	20.9933	16.4464	12.9033	8.9320	5.2923	2.5166	0.5799	0.0000
3	56.8746	47.3333	43.6576	32.5517	22.9391	16.4286	12.4472	9.5933	6.6060	3.9527	1.9168	0.4609	0.0000
4	56.8746	45.7467	41.0944	27.2731	16.2540	10.0352	7.0400	5.2847	3.6530	2.2207	1.0998	0.2777	0.0000
5	56.8746	45.7467	41.0944	22.9848	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact Stock Price or Event Effective Date may not be set forth in the table above, in which case:

(C) if the Stock Price is between two Stock Prices in the table or the Event Effective Date is between two Event Effective Dates in the table, the number of Additional Shares shall be determined by a straight-line interpolation between the number of Additional Shares set forth for the higher and lower Stock Prices and the earlier and later Event Effective Dates in the table above, as applicable, based on a 365- or 366-day year, as the case may be;

(D) if the Stock Price is greater than $200 per share (subject to adjustment in the same manner as the Stock Prices set forth in the column headings of the table above), no Additional Shares shall be issued; and

-22-

USActive 60304578.3

-23- USActive 60304578.3 (E) if the Stock Price is less than $5.82 per share (subject to adjustment in the same manner as the Stock Prices set forth in the column headings of the table above), no Additional Shares shall be issued. (iii) Nothing in this Section 8(b) shall prevent any other adjustment to the Conversion Price pursuant to this Section 8(b) in respect of a Make-Whole Fundamental Change. (iv) Make-Whole Fundamental Change Notice. Upon the occurrence of an Event Effective Date with respect to any Make-Whole Fundamental Change, the Corporation shall notify holders of Series C Preferred Stock in writing of the Event Effective Date of any Make-Whole Fundamental Change and the current Optional Conversion Price of the Series C Preferred Stock. (c) Calculations. All calculations under this Section 8 shall be made to the nearest cent or the nearest 1/1,000th of a share, as the case may be. The number of shares of Class A Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation. For purposes of this Section 8, the number of shares of Class A Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Class A Common Stock (excluding treasury shares, if any) actually issued and outstanding. Notwithstanding anything to the contrary, in no case will any adjustment be made if it would result in an increase to the then effective Optional Conversion Price. (d) Condition. As a condition precedent to the taking of any action which would require an adjustment pursuant to this Section 8, the Corporation shall take any action which may be necessary, including obtaining regulatory or stockholder approvals or exemptions, in order that the Corporation may thereafter validly and legally issue as fully paid and nonassessable all shares of Class A Common Stock that the Holder is entitled to receive upon exercise of the Series C Preferred Stock pursuant to this Section 8. (e) Successive Adjustments. Any adjustments pursuant to this Section 8 shall be made successively whenever an event referred to herein shall occur. If an adjustment in Optional Conversion Price made hereunder would reduce the Optional Conversion Price to an amount below par value of the Class A Common Stock, then such adjustment in Conversion Price made hereunder shall reduce the Optional Conversion Price to the par value of the Class A Common Stock. (f) No Adjustment. Except as otherwise provided in this Section 8, the Optional Conversion Price will not be adjusted for the issuance of Class A Common Stock or any securities convertible into or exchangeable for Class A Common Stock or carrying the right to purchase any of the foregoing, or for the repurchase of Class A Common Stock. For the avoidance of doubt, no adjustment to the Optional Conversion Price will be made: (i) upon the issuance of any shares of Class A Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on securities of the Corporation and the investment of additional optional amounts in Class A Common Stock under any plan in which purchases are made at market prices on the date or dates of purchase, without discount, and whether or not the Corporation bears the

-24- USActive 60304578.3 ordinary costs of administration and operation of the plan, including brokerage commissions; (ii) upon the issuance of any shares of Class A Common Stock or options or rights to purchase such shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Corporation or any of its Subsidiaries or of any employee agreements or arrangements or programs; (iii) upon the issuance of any shares of Class A Common Stock pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security, including the Series C Preferred Stock; or (iv) for a change in the par value of the Class A Common Stock. (g) Notice. Whenever the Optional Conversion Price is adjusted as provided under this Section 8, the Corporation shall, within ten (10) Business Days following the occurrence of an event that requires such adjustment, compute the adjusted Optional Conversion Price in accordance with this Section 8 and provide a written notice to the Holders of the occurrence of such event and a statement in reasonable detail setting forth the method by which the adjustment to the applicable Optional Conversion Price was determined and setting forth such applicable adjusted Optional Conversion Price. Section 9. Redemption. (a) Fundamental Change Redemption. Subject to the provisions of this Section 9, upon the occurrence of a Fundamental Change (unless the Holder has made a Change of Control Election pursuant to Section 11), each Holder of Series C Preferred Stock shall have the right to require the Corporation to redeem, and the Corporation shall redeem, out of funds legally available therefor, any or all of the then-outstanding shares of Series C Preferred Stock held by such Holder (a “Fundamental Change Redemption”) for a price per share equal to the Corporation Redemption Price. In connection with a Fundamental Change, the Corporation shall provide to the holders of Series C Preferred Stock written notice of the proposed Fundamental Change (the “Fundamental Change Redemption Notice”) at least prior to the twentieth (20th) calendar day prior to the date on which the Corporation anticipates consummating a Fundamental Change (or if later and subject to this Section 9(a), promptly after the Corporation discovers that a Fundamental Change has or may occur). In the event a Holder elects to require the Corporation to effect a Fundamental Change Redemption, notice thereof must be received by the Corporation no later than the second Business Day immediately preceding the applicable Redemption Date. Any such Fundamental Change Redemption shall occur on the date of consummation of the Fundamental Change and in accordance with the Fundamental Change Redemption Notice, if such notice is received by the Holders of Series C Preferred Stock at least five (5) Business Days prior to the consummation of such Fundamental Change (solely in the case of the Corporation discovering a Fundamental Change may occur following the twenty (20) calendar day period above and within five (5) Business Days after the consummation of such Fundamental Change if the Corporation shall discover the occurrence of such Fundamental Change at a later date). To receive the Corporation Redemption Price, a Holder must comply with Section 9(i). In exchange for the cancellation of shares of Series C Preferred Stock of their certificate or certificates, if any, or a valid and binding

-25- USActive 60304578.3 affidavit of loss, representing such shares on or after the applicable Fundamental Change Redemption Date in accordance with Section 9(i) below, the Corporation Redemption Price for the shares being redeemed shall be payable in cash by the Corporation in immediately available funds to the respective holders of the Series C Preferred Stock (or, to the extent permitted by Section 9(g), in shares of Class A Common Stock). (b) Corporation Redemption. Subject to the provisions of this Section 9, the Corporation shall have the right, but not the obligation, subject to the Common Stock Liquidity Conditions, to redeem, from time to time, out of funds legally available therefor, all or any portion of the then-outstanding shares of Series C Preferred Stock (a “Corporation Redemption”) at any time on or following the third anniversary of the Original Issue Date for a price per share equal to the Corporation Redemption Price. Any such Corporation Redemption shall occur not less than twenty (20) days and not more than sixty (60) days following receipt by the applicable Holder(s) of Series C Preferred Stock of a written election notice (the “Corporation Redemption Notice”) from the Corporation. Following the notice period required by the Corporation Redemption Notice, the Corporation shall redeem all, or in the case of an election to redeem less than all of the shares of Series C Preferred Stock, the same pro rata portion of each such Holder’s shares redeemed pursuant to this Section 9(b). To receive the Corporation Redemption Price, a Holder must comply with Section 9(i). In exchange for the cancellation of shares of Series C Preferred Stock of their certificate or certificates, if any, or a valid and binding affidavit of loss, representing such shares on or after the applicable Redemption Date in accordance with Section 9(i) below, the Corporation Redemption Price for the shares being redeemed shall be payable in cash by the Corporation in immediately available funds to the respective holders of the Series C Preferred Stock (or, to the extent permitted by Section 9(g), in shares of Class A Common Stock). Notwithstanding anything to the contrary contained herein, each Holder of shares of Series C Preferred Stock shall have the right to elect, prior to the Corporation Redemption Date, to exercise the conversion rights, if any, in accordance with Section 7. (c) Redemption at the Option of the Holder. From and after the fifth anniversary of the Original Issue Date, each Holder of Series C Preferred Stock shall have the right, but not the obligation (the “Put Option”), to require the Corporation to redeem any or all of the shares of Series C Preferred Stock of such Holder then-issued and outstanding, at a redemption price equal to the aggregate Accumulated Stated Value of the shares of Series C Preferred Stock to be redeemed (such price, the “Put Price”). To receive the Corporation Redemption Price, a Holder must comply with Section 9(i). In exchange for the cancellation of shares of Series C Preferred Stock of their certificate or certificates, if any, or a valid and binding affidavit of loss, representing such shares on or after the applicable Put Payment Date in accordance with Section 9(i) below, the Put Price for the shares being redeemed shall be payable in cash by the Corporation in immediately available funds to the respective holders of the Series C Preferred Stock (or, to the extent permitted by Section 9(g), in shares of Class A Common Stock). (d) Fundamental Change Redemption Notice. Each Fundamental Change Redemption Notice shall state: (i) the Corporation Redemption Price;

-26- USActive 60304578.3 (ii) the date of the closing of the redemption, which pursuant to Section 9(a) shall be the date of consummation of the Fundamental Change (the applicable date, the “Fundamental Change Redemption Date”); (iii) the current Optional Conversion Price of the Series C Preferred Stock, after giving effect to any adjustments pursuant to Section 8 (including, for the avoidance of doubt, any adjustments for a Make-Whole Fundamental Change); (iv) a description of the information needed from the Holder to elect to participate in such redemption, including a form of any notice required to be delivered by a Holder to participate in such redemption; (v) a description of the payments and other actions required to be made or taken in order to satisfy all of the Corporation’s obligations under any outstanding indebtedness; and (vi) the manner and place designated for surrender by the Holder to the Corporation of his, her or its certificate or certificates, if any, representing the shares of Series C Preferred Stock to be redeemed. (e) Corporation Redemption Notice. Each Corporation Redemption Notice shall state: (i) the number of shares of Series C Preferred Stock held by the Holder that the Corporation proposes to redeem on the Corporation Redemption Date specified in the Corporation Redemption Notice; (ii) the date of the closing of the redemption, which pursuant to Section 9(b) shall be no earlier than twenty (20) days and shall be no later than sixty (60) days following circulation by the Corporation of the Corporation Redemption Notice (the applicable date, the “Corporation Redemption Date” and, together with a Fundamental Change Redemption Date or a Put Payment Date, the “Redemption Dates”) and the Corporation Redemption Price; (iii) the Conversion Election Date; (iv) the current Optional Conversion Price of the Series C Preferred Stock, after giving effect to any adjustments pursuant to Section 8 (including, for the avoidance of doubt, any adjustments for a Make-Whole Fundamental Change); and (v) the manner and place designated for surrender by the Holder to the Corporation of his, her or its certificate or certificates, if any, representing the shares of Series C Preferred Stock to be redeemed. (f) Put Notice. To exercise the Put Option pursuant to Section 9(c), a Holder must deliver written notice (a “Put Notice”) to the Corporation stating (i) the date on which the shares of Series C Preferred Stock shall be redeemed by the Corporation pursuant to the Put Option, which date shall be not less than ninety (90) days after the date of such notice (the “Put

-27- USActive 60304578.3 Payment Date”), and (ii) the number of shares of Series C Preferred Stock that such Holder desires to have redeemed. (g) Payment of a Portion of the Corporation Redemption Price or Put Price in shares of Class A Common Stock. At the Corporation’s option (a “Share Settlement Option”), subject to the Common Stock Liquidity Conditions, and in partial satisfaction of its payment obligations, so long as the Corporation is not limited in its ability to pay the cash Redemption Price or Put Price pursuant to Section 9(h), (i) it may pay up to 33% (or such larger percentage as a Holder may agree in writing) of the Corporation Redemption Price in a Corporation Redemption in shares of Class A Common Stock in lieu of cash, (ii) it may pay up to 33% (or such larger percentage as a Holder may agree in writing) of the Corporation Redemption Price in a Fundamental Change Redemption in shares of Class A Common Stock in lieu of cash and (iii) it may pay up to 50% of the Put Price in a redemption pursuant to the Put Right in shares of Class A Common Stock in lieu of cash. The number of shares of Class A Common Stock deliverable upon an exercise of the Share Settlement Option shall be determined by dividing (A) the amount of the Corporation Redemption Price or Put Price to be settled in shares of Class A Common Stock by (B) the lesser of (x) the current Optional Conversion Price, and (y) a price per share equal to 95% of the arithmetic average of the VWAPs for each of the Trading Days in the period commencing thirty (30) Trading Days immediately preceding the Redemption Date. (h) Insufficient Funds; Remedies For Nonpayment. (i) Insufficient Funds. If, on any Redemption Date, the assets of the Corporation legally available or available without breach of any credit agreement to which the Corporation is then a party (after taking into account all available payment baskets under such agreement) are insufficient to pay the full Redemption Price or Put Price, as applicable, for the total number of shares to be redeemed, the Corporation shall redeem out of all such assets legally available therefor on the applicable Redemption Date the maximum possible number of shares that it can redeem on such date, pro rata among the Holders of such shares to be redeemed in proportion to the aggregate number of shares to be redeemed by each such Holder on the applicable Redemption Date. In addition, following the applicable Redemption Date, at any time and from time to time when additional assets of the Corporation become legally available to redeem the remaining shares, the Corporation shall use such assets to pay the remaining balance of the aggregate applicable Corporation Redemption Price or Put Price, as applicable. (ii) Remedies For Nonpayment. If, on any Redemption Date, all of the shares elected to be redeemed pursuant to such redemption are not redeemed in full by the Corporation by paying the entire applicable Corporation Redemption Price or Put Price (after giving effect to the Share Settlement Option) then, until such shares are fully redeemed and the aggregate Corporation Redemption Price or Put Price is paid in full, all of the unredeemed shares shall remain outstanding and continue to have the rights, preferences and privileges expressed herein, including the accrual and accumulation of dividends thereon as provided in Section 4; provided that the applicable Dividend Rate on all of the unredeemed shares shall automatically increase by 2.00% per annum on (and effective as of) the applicable Redemption Date and shall continue to increase up to 15% per annum until such time as the full Corporation Redemption Price or Put Price, as

-28- USActive 60304578.3 applicable (after giving effect to the Share Settlement Option), has been paid in full in respect of all shares to be redeemed. (i) Surrender of Certificates. On or before the applicable Redemption Date, each Holder of shares of Series C Preferred Stock being redeemed shall surrender the certificate or certificates, if any, representing such shares to the Corporation in the manner and place designated in the Fundamental Change Redemption Notice or Corporation Redemption Notice or as instructed by the Corporation after receipt of a Put Notice, as applicable, or to the Corporation’s corporate secretary at the Corporation’s headquarters, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto), or, in the event such certificate or certificates are lost, stolen or missing, shall deliver an affidavit of loss, in the manner and place designated in the Fundamental Change Redemption Notice or Corporation Redemption Notice or as instructed by the Corporation after receipt of a Put Notice, as applicable. Each surrendered certificate shall be canceled and retired and the Corporation shall thereafter make payment of the Corporation Redemption Price or Put Price, as applicable, by certified check or wire transfer to the holder of record of such certificate or by delivery of shares of Class A Common stock as permitted by Section 9(h); provided, that if less than all the shares represented by a surrendered certificate are redeemed, then a new stock certificate representing the unredeemed shares shall be issued in the name of the applicable holder of record of the canceled stock certificate. (j) Rights Subsequent to Redemption. If, on the applicable Redemption Date, the applicable Corporation Redemption Price or Put Price is paid) for any of the shares to be redeemed on such Redemption Date, then on such date all rights of the Holder in the shares so redeemed and paid, including any rights to dividends on such shares, shall cease, and such shares shall no longer be deemed issued and outstanding Section 10. Transfer Restrictions. Each Holder shall be subject to Article III of the Investor Rights Agreement. Section 11. Change of Control. (a) In connection with a Change of Control pursuant to which the holders of Class A Common Stock are entitled to receive consideration in cash, securities or other assets with respect to, or in exchange for, shares of Class A Common Stock, at the Holder’s election (a “Change of Control Election”) and effective as of immediately prior to the Change of Control, (i) the shares of Series C Preferred Stock shall be deemed to have been converted in full into shares of Class A Common Stock at a price per share equal to the current Optional Conversion Price and each Holder shall be entitled to receive on the effective date of such Change of Control (the “Change of Control Effective Date”), for each share of Class A Common Stock deemed to have been acquired in such conversion, the Change of Control Consideration (as defined below) or (ii) such Holder shall be entitled to receive, before any distribution or payment of the Change of Control Consideration may be made to or set aside for the holders of any Junior Securities, an amount in cash for each share of then outstanding Series C Preferred Stock held by such Holder equal to the Liquidation Preference as of the Business Day immediately preceding the date of such Change of Control Effective Date. At such time as the Corporation has paid the Change of Control Consideration or Liquidation Preference, as the case may be, or deposited an amount equal to the

-29- USActive 60304578.3 Change of Control Consideration or Liquidation Preference, as the case may be, in respect of a share of Series C Preferred Stock with its transfer agent, such share of Series C Preferred Stock shall be automatically cancelled and shall thereafter cease to represent any entitlement or equity interest in the Corporation. (b) On or before the twentieth (20th) Business Day prior to the Change of Control Effective Date (or, if later, promptly after the Corporation discovers that a Change of Control has occurred or may occur), a written notice (the “Change of Control Notice”) shall be sent by or on behalf of the Corporation to the Holders as they appear in the records of the Corporation, which notice shall contain (i) the anticipated Change of Control Effective Date, or date on which the Change of Control has occurred, (ii) the calculation of the consideration that would be payable to such Holder on the Change of Control Effective Date (provided that in no event shall such consideration on a per share basis be less than, or in a different form than, the consideration that would be payable to any holder of Class A Common Stock on a per share basis) (the “Change of Control Consideration”), (iii) the calculation of the Liquidation Preference that would be payable to such Holder on the Change of Control Effective Date, and (iv) the instructions a Holder must follow to receive the Change of Control Consideration or Liquidation Preference, as the case may be, in connection with such Change of Control. (c) Contemporaneously with the closing of any Change of Control, the Corporation shall deliver or cause to be delivered to the Holder the amount of such Holder’s Change of Control Consideration or Liquidation Preference, as the case may be. (d) Until a share of Series C Preferred Stock is cancelled by the payment or deposit in full of the applicable Change of Control Consideration or Liquidation Preference, as the case may be, as provided in this Section 11, such share of Series C Preferred Stock will remain outstanding and will be entitled to all of the powers, designations, preferences and other rights provided herein and nothing in this Section 11 shall limit a Holder’s right to deliver a Notice of Conversion and exercise its right to convert to the extent otherwise permissible in accordance with this Certificate of Designations. (e) With respect to any share of Series C Preferred Stock to be converted or otherwise liquidated at the Holder’s election pursuant to this Section 11 for which the Corporation has paid the Change of Control Consideration or Liquidation Preference, as the case may be, or deposited an amount equal to the Change of Control Consideration or Liquidation Preference, as the case may be, in respect of such share with its transfer agent, (i) dividends shall cease to accrue on such share, (ii) such share shall no longer be deemed outstanding and (iii) all rights with respect to such share shall cease and terminate other than the rights of the Holder thereof to receive the Change of Control Consideration or Liquidation Preference, as the case may be, therefor. (f) Notwithstanding anything to the contrary contained in this Section 11, in the event of a Change of Control, the Corporation shall only pay the Change of Control Consideration or Liquidation Preference, as the case may be, required above after paying in full in cash all obligations of the Corporation and its Subsidiaries under any credit agreement, indenture or similar agreement evidencing indebtedness for borrowed money (including the termination of all commitments to lend, to the extent required by such credit agreement, indenture or similar

-30- USActive 60304578.3 agreement), which requires prior payment of the obligations thereunder (and termination of commitments thereunder, if applicable) as a condition to the Change of Control. Section 12. Miscellaneous. (a) Legends on Shares of Class A Common Stock; Compliance with Securities Laws. (i) (A) Each share certificate representing shares of Class A Common Stock issued pursuant to this Certificate of Designations shall bear the following legend (and a comparable notation in book-entry or other arrangement will be made with respect to any uncertificated shares of Class A Common Stock): “THE SHARES AND OTHER SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT COVERING THE TRANSFER OR AN OPINION OF COUNSEL OR OTHER EVIDENCE OF COMPLIANCE WITH THE ACT SATISFACTORY TO THE ISSUER THAT REGISTRATION UNDER SAID ACT IS NOT REQUIRED.” (B) In addition, such legend or notation shall include the following language: “THE SHARES AND CERTAIN OTHER SECURITIES OF ALTI GLOBAL, INC. (THE “COMPANY”) ARE SUBJECT TO THE INVESTOR RIGHTS AGREEMENT AMONG THE COMPANY AND THE OTHER PARTIES THERETO, DATED AS OF MARCH 27, 2024, AS IT MAY BE AMENDED AND SUPPLEMENTED FROM TIME TO TIME. THE INVESTOR RIGHTS AGREEMENT CONTAINS, AMONG OTHER THINGS, CERTAIN PROVISIONS RELATING TO THE VOTING AND TRANSFER OF THE SHARES SUBJECT TO THE INVESTOR RIGHTS AGREEMENT. NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION, GIFT OR OTHER DISPOSITION OF THE SHARES OR OTHER SECURITIES OF THE COMPANY, DIRECTLY OR INDIRECTLY, MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH INVESTOR RIGHTS AGREEMENT. THE HOLDERS OF SHARES AND OTHER SECURITIES AGREE TO BE BOUND BY ALL THE PROVISIONS OF SUCH INVESTOR RIGHTS AGREEMENT.” (ii) The Holders agree that they will, if requested by the Corporation, deliver at their expense to the Corporation an opinion of reputable U.S. counsel selected by the

-31- USActive 60304578.3 Holder and reasonably acceptable to the Corporation, in form and substance reasonably satisfactory to the Corporation, that any transfer of such shares of Class A Common Stock made, other than in connection with an offering registered under the Securities Act by the Corporation or pursuant to Rule 144 under the Securities Act, does not require registration under the Securities Act. At such time as such shares of Class A Common Stock may be freely sold pursuant to an effective registration statement covering the resale of the shares of Class A Common Stock and naming the Holder as a selling stockholder thereunder or the shares of Class A Common Stock are freely transferable without volume and manner of sale restrictions pursuant to Rule 144 under the Securities Act, the Corporation agrees that it will promptly after the later of the delivery of an opinion of reputable U.S. counsel selected by the Holders and reasonably acceptable to the Corporation, in form and substance reasonably satisfactory to the Corporation and, in the case of certificated shares of Class A Common Stock, the delivery by the Holders to the Corporation or its transfer agent of a certificate or certificates representing such shares of Class A Common Stock issued with the legend set forth in clause (i) above, deliver or cause to be delivered to the Holder a replacement stock certificate or certificates representing such shares of Class A Common Stock that is free from the legend set forth in clause (i) above (or in the case of uncertificated shares of Class A Common Stock, free of any notation in book-entry or other arrangement). (iii) The Holder understands that the Series C Preferred Stock and shares of Class A Common Stock issued pursuant to this Certificate of Designation are characterized as “restricted securities” under the federal securities laws as they are being acquired from the Corporation in a transaction not involving a public offering and that under such laws and applicable regulations the Series C Preferred Stock and shares of Class A Common Stock may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, the Holder represents that it is familiar with Rule 144 under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act. The Holder represents and covenants that the Series C Preferred Stock has been purchased for investment only and not with a view to distribute or resale, and may not be sold, pledged, hypothecated or otherwise transferred unless the Series C Preferred Stock or the shares of the Class A Common Stock issued pursuant to this Certificate of Designations are registered under the Securities Act, any other applicable securities law, or the Corporation has received an opinion of counsel satisfactory to it that registration is not required. (iv) Prior and as a condition to the sale or transfer of the shares of Series C Preferred Stock issued pursuant to this Certificate of Designations, the Holder shall furnish to the Corporation such certificates, representations, agreements and other information, as the Corporation or the Corporation’s transfer agent reasonably may require, including but not limited to such opinion of counsel required by the Corporation’s transfer agent in order to remove any restrictive legends or notations. (b) Uncertificated Shares. The Corporation shall issue the Series C Preferred Stock in uncertificated form. The Corporation shall not issue stock certificates unless specifically requested by a Holder upon written request. In the event that the Corporation issues shares of Series C Preferred Stock represented by certificates pursuant to a Holder’s request, such

-32- USActive 60304578.3 certificates shall be in such form as prescribed by the Board or a duly authorized officer of the Corporation, shall contain the statements and information required by the DGCL and shall be signed by the officers of the Corporation in the manner permitted by the DGCL. (c) Maturity. The Series C Preferred Stock will be issued as perpetual securities with no fixed maturity date and except as set forth in Section 9, the Holders will not have any rights to require the Corporation to redeem, repurchase or retire the Series C Preferred Stock at any time. (d) Fractional Shares. The Corporation shall not be required to deliver fractional shares of Class A Common Stock to the Holders whether pursuant to any dividend, conversion or otherwise. In the Corporation’s sole discretion, the number of shares of Class A Common Stock or other Capital Stock of the Corporation to be issued upon payment of a Declared Dividend or conversion of the Series C Preferred Stock shall be rounded down to the nearest whole share and in lieu of fractional shares otherwise issuable, the Holders will be entitled to receive an amount in cash equal to the fraction of a share of Class A Common Stock multiplied by the Closing Price of the Class A Common Stock on the Trading Day immediately preceding the applicable Conversion Date, Dividend Payment Date or other applicable date of determination. (e) Taxes. The Corporation shall pay any and all stock transfer, documentary, stamp and similar taxes that may be payable in respect of any issuance or delivery of shares of Series C Preferred Stock, shares of Class A Common Stock or other securities issued on account of Series C Preferred Stock pursuant hereto or certificates representing such shares or securities, if any. However, in the case of conversion of Series C Preferred Stock, the Corporation shall not be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of shares of Series C Preferred Stock, shares of Class A Common Stock or other securities to a Beneficial Owner other than the Beneficial Owner of the Series C Preferred Stock immediately prior to such conversion, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable. If any applicable law requires the deduction or withholding of any tax from any payment or deemed dividend to a Holder on its Preferred Stock, the Corporation or an applicable withholding agent may deduct and withhold on cash dividends, shares of Class A Common Stock or sale proceeds paid, subsequently paid or credited with respect to such Holder or his successors and assigns as they deem necessary to meet their withholding obligations, and may sell all or a portion of such withheld Class A Common Stock by public or private sale in such amounts and in such manner as they deem necessary and practicable to pay such taxes and charges. The Holders shall provide the Corporation (and any applicable withholding agent) with any relevant tax forms, including an IRS Form W-9 or an applicable IRS Form W-8, or any similar information. To the extent that the Corporation is required to pay a taxing authority any amounts deducted or withheld in respect of the Series C Preferred Stock or the Class A Common Stock other than in respect of a cash payment being made on the Series C Preferred Stock or the Class A Common Stock pursuant to this Certificate of Designations from which taxes may be deducted or withheld, the applicable Holder in respect of whom such withholding is required to be made shall timely contribute to the Corporation an amount in cash equal to the full amount of any such withholding taxes required to be paid before the date such taxes are required to be remitted to the relevant taxing authority. To the extent any

-33- USActive 60304578.3 amounts are deducted or withheld and paid over to the appropriate taxing authority pursuant to this Section 12(d), such amounts shall be treated for all purposes of this Certificate of Designations as having been distributed to the Holders in respect of which such deduction and withholding was made. Except as otherwise required by a change of law after the date hereof, it is intended that (i) the Series C Preferred Stock shall be treated as stock that is not “preferred stock” within the meaning of Section 305 of the Code and the Treasury Regulations issued thereunder and (ii) no Holder shall be required to include in income as a dividend (including any deemed dividend) for U.S. federal income tax purposes any income or gain in respect of the Series C Preferred Stock unless and until Dividends are declared and paid in cash in respect of such Series C Preferred Stock. (f) Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder, including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, sent by a nationally recognized overnight courier service, addressed to the Corporation, at 520 Madison Ave., 26th Floor, New York, New York 10022, Attention: General Counsel or such other address or facsimile number as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 12(f). Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, sent by a nationally recognized overnight courier service addressed to each Holder at the address of such Holder appearing on the books of the Corporation, or if no such address appears, at the principal place of business of the Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earlier of (i) the second Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (ii) upon actual receipt by the party to whom such notice is required to be given. (g) Lost or Mutilated Preferred Stock Certificate. If a Holder’s Series C Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series C Preferred Stock so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership thereof, and indemnity, if requested, all reasonably satisfactory to the Corporation. (h) Record Holders. To the fullest extent permitted by applicable law, the Corporation and the Corporation’s transfer agent may deem and treat the record Holder as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary. (i) Status of Converted, Redeemed, Repurchased or Cancelled Shares. If any share of Series C Preferred Stock is converted, redeemed, repurchased or otherwise acquired by the Corporation, in any manner whatsoever, the share of Series C Preferred Stock so converted, redeemed, repurchased or acquired shall, to the fullest extent permitted by applicable law, be retired and cancelled upon such conversion, redemption, repurchase or acquisition. Any share of Series C Preferred Stock so converted, redeemed, repurchased or acquired shall, upon its retirement and cancellation, and upon the taking of any action required by applicable law, become an authorized but unissued share of Series C Preferred Stock.

-34- USActive 60304578.3 (j) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day. (k) Cash Payments. All cash payments due hereunder shall be made in U.S. dollars by wire transfer in immediately available funds. (l) Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designations and shall not be deemed to limit or affect any of the provisions hereof. (m) Severability. The provisions of this Certificate of Designations shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Certificate of Designations, or the application thereof to any Person or any circumstance, is found by a court or other governmental authority of competent jurisdiction to be invalid or unenforceable, the remainder of this Certificate of Designations and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction. If any provision of this Certificate of Designations is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as would be enforceable. (n) Other Rights. The shares of Series C Preferred Stock shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation, as provided by applicable law or as specified in any other written agreement between any Holder of Series C Preferred Stock and the Corporation.

-1- USActive 60304578.3 IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations to be executed by a duly authorized officer this 27th day of March, 2024. ALTI GLOBAL, INC. By: /s/ Colleen Graham_______________ Name: Colleen Graham Title: Global General Counsel

-1- USActive 60304578.3 ANNEX A NOTICE OF CONVERSION (TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF SERIES A CUMULATIVE CONVERTIBLE PREFERRED STOCK) The undersigned hereby elects to convert the number of shares of Series C Cumulative Convertible Preferred Stock (“Series C Preferred Stock”) indicated below, into shares of Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), of AlTi Global, Inc., a Delaware corporation (the “Corporation”), according to the conditions set forth in the Certificate of Designations of the Series C Preferred Stock, as of the date written below. The undersigned hereby acknowledges that all applicable shares shall be issued in the name of the applicable record holder of such Series C Preferred Stock as it appears in the shareholder records of the Corporation. The undersigned will pay all transfer taxes payable with respect to a conversion and is delivering herewith such certificates and opinions as reasonably requested by the Corporation in accordance therewith. No fee will be charged to the Holder for any conversion, except for such transfer taxes, if any. Conversion calculations: Date to Effect Conversion: Number of shares of Class A Common Stock owned prior to Conversion: Number of shares of Series C Preferred Stock to be Converted: Value of shares of Series C Preferred Stock to be Converted: Number of shares of Class A Common Stock to be Issued: Certificate Number of Series C Preferred Stock attached hereto: Number of Shares of Series C Preferred Stock represented by attached certificate: Number of shares of Series C Preferred Stock subsequent to Conversion: [HOLDER] By: ____________________________________ Name: Title: 107056641.15